SECURED PROMISSORY NOTE

$4,500,000.00	August 2, 2005

FOR VALUE RECEIVED, the undersigned, CENTURY CASINOS, INC., a Delaware corporation ("Borrower"), promises to pay to the order of DAVID R. BELDING ("Lender") c/o Hacienda Hotel, U.S. Highway 93, Boulder City, Nevada 89005, or at such other place as the legal holder of this Secured Promissory Note (the "DRB Note") shall designate in writing, in coin or currency which at the time or times of payment shall be legal tender for the payment of public and private debts in the United States of America, the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) together with interest thereon in the amount of Two Thousand Fifty-Four Dollars and Seventy-Nine Cents ($2,054.79) per day (the "Note Rate"), accruing from the date the Net Principal Amount, as defined below, is transferred by Lender in accordance with Section 1(b) below (the "Funding Date") and continuing until the entire principal amount has been paid in full. In the event of a partial principal reduction, the amount of interest accruing on a daily basis shall be proportionately reduced.

THE ENTIRE UNPAID PRINCIPAL BALANCE HEREUNDER PLUS ALL INTEREST WHICH IS THEN ACCRUED HEREUNDER AND REMAINS UNPAID SHALL BE PAID IN FULL ON OR BEFORE AUGUST 2, 2007 (THE "MATURITY DATE").

IN ADDITION TO THE FOREGOING, THIS DRB NOTE SHALL BE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

1. Loan Fee, Funding and Prepayment Fee.

(a) In consideration of Lender's funding of the loan transaction which is evidenced by this DRB Note (the "DRB Loan"), Borrower shall pay Lender a non-refundable loan fee on the Funding Date in the amount of One Hundred Eighty Thousand Dollars ($180,000.00) (the "Loan Fee"). The Loan Fee shall be deemed fully earned upon occurrence of the Funding Date.

(b) The principal amount of the DRB Loan shall be disbursed on the Closing Date (as defined by Section 10 below) as follows:

(i)
Lender shall deduct the Loan Fee from the principal amount of the DRB Loan and the remaining balance of Four Million Three Hundred Twenty Thousand Dollars ($4,320,000.00) (the "Net Principal Amount") shall be delivered on the Funding Date to Borrower c/o the escrow created for the purpose of closing the DRB Loan, via wire transfer, pursuant to written wiring instructions which have been provided to Lender by Borrower; and

(ii)
The proceeds of the DRB Loan shall be used by Borrower to fund a subordinated term loan (the "Subordinated Loan") to be advanced by Borrower to CC Tollgate LLC, a Colorado limited liability company ("Tollgate") in order to finance a portion of the costs of the construction of a casino, hotel and parking structure (collectively, the "Construction Project") to-be-built by Tollgate. The Subordinated Loan shall be secured by a real estate lien and personal property security interest on, and in, all assets of Tollgate (collectively, the "Century Casinos Lien"). The Century Casinos Lien shall be a second priority lien, subject only to the lien(s) and security interest(s) securing a loan made by Colorado Business Bank to Tollgate in the original principal amount of Five Million Dollars ($5,000,000.00) (the "Colorado Bank Loan"). The documentation setting forth the terms and conditions of the Colorado Bank Loan shall be subject to review and approval by Lender. Borrower intends to refinance the Colorado Bank Loan and to finance the remaining portion of the costs of constructing and developing the Construction Project through a proposed senior secured construction and term loan facility in the principal amount of Thirty Two Million Five Hundred Thousand Dollars ($32,500,000.00) (the "C/T Facility") and a senior secured revolving credit facility (the "Revolving Facility" and together with the C/T Facility, collectively the "WFB Bank Facilities") to be funded by a syndication of banks and financial institutions as the lenders and Wells Fargo Bank, National Association as the administrative and collateral agent ("WFB Agent").

Concurrently with the closing of the WFB Bank Facilities, Borrower agrees and Lender by accepting this instrument and funding the DRB Loan shall be deemed to have agreed to each to execute and deliver to the WFB Agent any documents and instruments deemed reasonably necessary by the WFB Agent to confirm the subordination of the Subordinated Loan and Century Casinos Lien to the WFB Bank Facilities, including, without limitation, the prohibition of the right to receive any payments of principal or interest on the Subordinated Loan and the waiver of all enforcement rights under the Subordinated Loan and Century Casinos Lien until the WFB Bank Facilities have been full repaid and terminated.

Borrower agrees that the DRB Loan shall be fully funded upon disbursement of the Net Principal Amount in accordance herewith.

(c) During the period commencing on the Funding Date, and ending on the 182nd day following the Funding Date (the "Guaranteed Interest Period"), Borrower shall not be entitled to prepay any portion of the principal balance under this DRB Note unless such payment (a "Principal Prepayment") is accompanied by an additional payment (a "Guaranteed Interest Payment") in an amount which is equal to the difference between the actual interest accrued to the date of such Principal Prepayment and the interest that would accrue on such Principal Prepayment for 183 consecutive days. Any payment which Borrower is required to make during the Guaranteed Interest Period by reason of the occurrence of an Event of Default and an Acceleration under Section 5 of this DRB Note, shall constitute a Principal Prepayment which must be accompanied by a Guaranteed Interest Payment in an amount determined in accordance with this Subsection 1(c). Provided, however, that in the event (X) Lender is called forward by the Colorado Gaming Authorities for a showing of suitability or otherwise in connection with the DRB Loan: (a) Lender may elect to not go forward and upon such election by Lender, Borrower shall have the right to fully pay the DRB Loan without regard to the Guaranteed Interest Payment set forth above, or (b) if Lender consents to go forward but Borrower reasonably believes that the costs of going forward with such proceeding will exceed Ten Thousand Dollars ($10,000.00), or (Y) Borrower fails to complete the Documentary Conditions Precedent to Closing on or before 10:00 a.m. on August 12, 2005, to the consequence that the proceeds of the DRB Loan are returned to Lender, then in each of the case of (X)(a), (X)(b) or (Y) above, Borrower shall have the right to pay the DRB Loan in full without regard to the Guaranteed Interest Payment. In no event shall Lender be obligated to incur any costs or expenses in connection with any requirements of the Colorado Gaming Authorities regarding a showing of suitability or otherwise in connection with the DRB Loan or any of the security interests securing repayment of the DRB Loan .

(d) Borrower shall not have the right to reborrow any amounts so prepaid or repaid.

2. Security.

       (a) The payment and performance of the DRB Loan shall be secured by pledge agreements, a security agreement, financing statements and related instruments more particularly described as items (1) through (13) on Schedule I affixed hereto and by this reference incorporated herein and made a part hereof (collectively, the "Security Documentation") to be executed by Borrower in favor of Lender for the purpose of creating and perfecting security interests in each of the following (collectively, the "Collateral"):

                (i) A pledge and security interest (the "CCTI Stock Pledge") in all of Borrower's ownership interests in Century Casinos Tollgate, Inc., a Delaware corporation ("CCTI") consisting of 100% of the issued and outstanding common voting stock of CCTI, shall be granted by Borrower in favor of Lender (any requirements imposed by the Colorado gaming authorities as a condition of such pledge shall be acceptable to Lender, and Borrower shall be responsible for all costs incurred by Lender in complying with such requirements including, without limitation, travel expenses incurred by him or his representatives); and

  (ii) A pledge and security interest (the "Tollgate Membership Pledge") in all of CCTI's equity and membership interests in Tollgate (the "Tollgate Membership Interest"), to be a minimum of a 65% ownership interest, shall be granted by CCTI in favor of Lender (any requirements imposed by the Colorado gaming authorities as a condition of such pledge shall be acceptable to Lender, and Borrower shall be responsible for all costs incurred by Lender in complying with such requirements including, without limitation, travel expenses incurred by him or his representatives); and

      (iii) The promissory note and each other loan document evidencing the Subordinated Loan, together with all documents and instruments securing repayment of the Subordinated Loan (collectively, the "Subordinated Loan Documents") shall be collaterally assigned and pledged and a security interest perfected in favor of Lender (the "Subloan Security Interest"), including, without limitation, delivery of the original promissory note evidencing the Subordinated Loan. The Subordinated Loan Documents shall be subject to review and approval by Lender.

3. Representations, Warranties and Covenants. To induce Lender to make the DRB Loan, Borrower makes the following representations, warranties and covenants which shall be deemed to be continuing representa-tions, warranties and covenants until payment in full of all amounts due and owing under this DRB Note:

(a) Each of Borrower and CCTI is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power, authority and legal right to execute and deliver this DRB Note, the Security Documentation and any other document, agreement or certificate to which it is a party, or to which it is bound in connection with the DRB Loan. Borrower has taken all necessary action to authorize the execution, delivery and performance of this DRB Note, CCTI Stock Pledge, Subloan Security Interest and of each other document to which Borrower is a party or by which Borrower is bound in connection herewith. CCTI has taken all necessary action to authorize the execution, delivery and performance of the Tollgate Membership Pledge and of each other document to which CCTI is a party or by which CCTI is bound in connection herewith.

(b) CC Tollgate LLC, is a limited liability company duly organized and validly existing under the laws of the State of Delaware. CCTI holds a 65% ownership/membership interest in Tollgate and is the sole manager of Tollgate and is entitled to execute and deliver all documents and instruments on behalf of Tollgate which may be required as a condition of the Subordinated Loan, and to perform and to take all other actions on behalf of Tollgate which may be necessary or advisable in connection with the Subordinated Loan, all without the consent of any other party (other than such consents which have been obtained as of the date hereof).

(c) A true and correct copy of the Certificate of Formation of Tollgate and of the Limited Liability Company Agreement of CC Tollgate LLC dated as of October 12, 2004, as amended by First Amendment to Limited Liability Company Agreement dated March 21, 2005 (collectively, the "Tollgate Operating Agreement") have been delivered to Lender. The Certificate of Formation and Tollgate Operating Agreement set forth the entire understanding between the members of Tollgate with respect to the ownership, management and other matters set forth therein and have not been modified, supplemented or amended in any way other than as specifically described above.

(d) CCTI is a wholly owned subsidiary of Borrower. Borrower shall not and shall not permit CCTI to (i) modify or amend the Tollgate Operating Agreement without the prior written consent of Lender, or (ii) make any "Transfer", as defined in the Tollgate Operating Agreement, other than the pledge of the Tollgate Membership Interest in favor of Lender.

(e) Neither this DRB Note, the Tollgate Membership Pledge, the CCTI Stock Pledge, the Subloan Security Interest nor any other document to which either Borrower or CCTI is a party (or by which Borrower or CCTI is bound) in connection herewith (collectively, the "Loan Documents") is prevented by, limited by, conflicts in any material respect with, or will result in a material breach of, violation of, or a material default (with due notice or lapse of time, or both) under, or the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower's or CCTI's, as the case may be, property or assets by virtue of the terms, conditions or provisions of: (i) any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which Borrower or CCTI is a party or by which Borrower or CCTI is bound that has not consented to the transactions contemplated by this DRB Note, or (ii) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or governmental authority to which Borrower or CCTI is subject.

(f) This DRB Note, the Tollgate Membership Pledge, the CCTI Stock Pledge, the Subloan Security Interest and the other Loan Documents will constitute legal, valid and binding obligations of Borrower and CCTI, as applicable, enforceable against Borrower and CCTI as applicable in accordance with their respective terms. Borrower and CCTI are the owners of the Collateral, without exception or condition of title, other than the conditions imposed by the Loan Documents.

(g) All timely consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any governmental authority (or judicial proceeding), which may be required in connection with the valid execution and delivery of this DRB Note, the Tollgate Membership Pledge, the CCTI Stock Pledge, the Subloan Security Interest and the other Loan Documents, and the performance of any of the obligations hereunder, or there-under, have been obtained or accomplished, or will be obtained or accomplished as and when due, or are in full force and effect.

(h) None of Borrower, Tollgate or CCTI is in violation of or in default with respect to any applicable laws and/or regulations which materially and adversely affect its respective business, financial condition or properties. None of Borrower, Tollgate or CCTI are in violation or default in any material and adverse respect under any inden-ture, evidence of Indebtedness, loan or financing agreement or other agreement or instrument of whatever nature to which they, or any of them, is a party or by which they, or any of them, is bound, a default under which might have consequences that would materially adversely affect its business, financial condition, properties or operations.

 (i) Borrower shall reimburse Lender for all attorneys' fees of Henderson & Morgan, LLC, recording fees, escrow costs and similar costs incurred in connection with the preparation of Loan Documents.

4. Events of Default. The occurrence of any of the following events and the passage of any applicable notice and cure periods shall consti-tute an "Event of Default" here-under:

(a) Any representation or warranty made by Borrower or CCTI in Section 3 of this DRB Note, or in the Tollgate Membership Pledge, or the CCTI Stock Pledge or in the Subloan Security Interest or in any of the other Loan Documents, or otherwise in connection with this DRB Loan shall prove to be false, incorrect in any material respect as of the date when made, or shall hereafter become false or incorrect in any material respect;

(b) Borrower shall have failed to pay the accrued interest and/or principal on or before the tenth (10th) day following the date upon which such payment is due;

(c) Borrower shall fail duly and punctually to perform or comply with any term, covenant, condition or promise contained in this DRB Note or any other Loan Document and such failure shall continue ten (10) days after written notice thereof is delivered to Borrower by Lender or his attorneys of such failure;

(d) Borrower or CCTI shall commence a voluntary case or other proceeding seeking liquidation, re-organization or other relief with respect to its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for any substantial part of its property, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other pro-ceeding commenced against it;

(e) An involuntary case or other proceeding shall be commenced against Borrower or CCTI seeking liquidation, reorganiza-tion or other relief with respect to its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for any substantial part of its property;

(f) Borrower or CCTI shall make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally as they become due;

(g) Any of the Security Documentation or any provision thereof: (i) shall cease to be in full force and effect in any material respect, or (ii) shall cease to give the Lender in any material respect the liens, rights, powers and privileges purported to be created thereby, or (iii) the Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Security Documentation for a period of ten (10) days after written notice thereof is delivered to Borrower by Lender or his attorneys of such failure (or such shorter period following such notice as may be specifically required in any Loan Document); or Borrower shall repudiate, revoke or terminate any of the Loan Documents prior to the full payment of the DRB Loan;

(h) Tollgate shall have defaulted beyond any applicable grace period under the Colorado Bank Loan or the WFB Bank Facilities;

(i) Borrower shall fail to satisfy any obligation which it may have to make payments to Lender under any Loan Document (a "Monetary Obligation"), other than the payment of principal, interest or late charges and shall fail to satisfy such obligations within ten (10) days after written notice of such failure from Lender;

(j) Borrower shall fail to satisfy any material obligation (other than a Monetary Obligation) which it may have under any of the Loan Documents and shall fail to satisfy such obligations within thirty (30) days after written notice of such failure from Lender;

(k) Borrower shall fail to pay when due in accordance with its terms and provisions any material indebt-edness (indebtedness in excess of One Hundred Thousand Dollars ($100,000.00) being deemed material) of Borrower which failure continues for thirty (30) days beyond the period of grace, if any, therefor, unless such failure is cured or waived or contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided;

(l) Borrower shall hold less than 100% of the issued and outstanding common voting stock of CCTI; or

(m) CCTI shall have less than a 65% Membership Interest in Tollgate or CCTI shall make any "Transfer" as defined in the Tollgate Operating Agreement, other than in favor of Lender, without the prior written consent of Lender.

5. Acceleration and Default Rate. Borrower promises and agrees that if any Event of Default (as defined above) shall occur, and so long as said Event of Default is continuing: (i) the whole sum of principal and interest on this DRB Note which shall then remain unpaid shall, at the option of the Lender, become immediately due and payable although the time of maturity as expressed herein shall not have arrived (an "Acceleration") (except that, with respect to Events of Default under Subsec-tions 4(d), 4(e) or 4(f) of this DRB Note, said Acceleration shall be automatic); and (ii) the total of the unpaid balance of principal and the then accrued unpaid interest and any unpaid late charges shall, at the option of Lender, collectively commence accruing interest at a rate equal to the Note Rate plus five percent (5%) per annum on the unpaid principal balance to be added to such Note Rate until such time as such Event(s) of Default have been cured, at which time the interest rate shall revert to the Note Rate.

6. Costs and Attorneys' Fees. In the event of the occurrence of an Event of Default, the undersigned agrees to pay all costs of collection, including a reasonable attorney's fee, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such default. In the event legal action is commenced for the collection of any sums owing hereunder the undersigned agrees that any judgment issued as a consequence of such action against Borrower shall bear interest at a rate equal to the Note Rate plus five percent (5%) per annum on the unpaid principal balance to be added to such Note Rate until fully paid.

7. Late Charges. If any payment due hereunder (including, without limitation, the payment due on the Maturity Date) is not paid within ten (10) days from the day it becomes due, the undersigned promises to pay a late charge or collection charge in the amount of five percent (5%) of the amount of the payment not so paid.

8. Application of Payments. All payments which are made, and proceeds which are received, hereunder shall be applied as follows:

(a) First, towards complete satisfaction of any costs and attorneys' fees which may be payable pursuant to Section 6 of this DRB Note;

(b) Second, towards complete satisfaction of any late charges which may be payable pursuant to Section 7 of this DRB Note;

(c) Third, towards complete satisfaction of any other amounts due hereunder, or under any other Loan Document (other than principal and interest hereunder);

(d) Fourth, towards complete satisfaction of any accrued interest which may be unpaid under this DRB Note; and

(e) Thereafter, towards satisfaction of the unpaid principal amount under this DRB Note.

9. Waivers.

(a) Borrower waives presentment, demand, protest and notice of non-payment.

(b) For the purpose of complying with NRS 99.050, Borrower hereby declares its understanding that the terms and conditions of this DRB Note will, under certain circumstances, result in a compounding of interest which compounding is agreed to by Borrower as part of the terms of this DRB Note.

10. Closing Date. All references herein to the "Closing Date" shall be to the business day following the date upon which Borrower has delivered or caused to be delivered to Lender, c/o Henderson & Morgan, LLC at the address set forth in Paragraph 11(c) hereinbelow on or before 2:00 p.m., Reno, Nevada, time, each of the items described on Schedule I, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth the Documentary Conditions Precedent to Closing.

11. Miscellaneous.

(a) Nothing herein contained shall impose upon Lender any obligation to enforce any terms, covenants or conditions contained herein. Failure of Lender in any one or more instances, to insist upon strict performance by Borrower of any terms, covenants or conditions of this DRB Note shall not be considered or taken as a waiver or relinquishment by Lender of his right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance by Borrower with all the terms, covenants and conditions of this DRB Note. The consent of Lender to any act or omission by Borrower shall not be construed to be a consent to any other or subsequent act or omission or to waive the requirement for Lender's consent to be obtained in any future or other instance.

(b) All of the terms, covenants, warranties and conditions contained in this DRB Note shall be binding upon and inure to the parties hereto and their successors and assigns. Provided, however, that (i) Borrower may not assign its rights hereunder or any interest herein without the prior written consent of Lender, and (ii) Lender may not assign his rights hereunder or any interest herein except to an Eligible Assignee. "Eligible Assignee" as used herein shall mean (i) any entity owned by Lender or in which Lender holds a controlling interest, (ii) any intervivos trust or other estate planning trust created for the benefit of Lender's children or other heirs, (iii) any commercial bank or recognized financial institution that is organized under the Laws of the United States of America, any State thereof or the District of Columbia, or (iv) any individual or business entity organized under the laws of the United States of America, any State thereof or the District of Columbia, in any case of which no finding of unsuitability has been made or determined by any Colorado Gaming Authority or the gaming authorities of any other States of the United States of America.

(c) All notices, requests, reports, information or demand which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be sent by facsimile or first-class certified or registered United States mail, postage prepaid, return receipt requested, and sent to the party at its address appearing below or such other address as any party shall hereafter inform the other party hereto by written notice given as aforesaid:

If to Borrower:                      Century Casinos, Inc.
1263 Lake Plaza Drive
Colorado Springs, CO 80906
Attention: Larry Hannappel, Senior Vice President
Facsimile: (810) 816-1642

With a copy to:                    Douglas R. Wright
Faegre & Benson LLP
1700 Lincoln Street, Ste. 3200
Denver, CO 80203
Facsimile No. (303) 607-3600

If to Lender:                          David R. Belding
                        c/o Hacienda Hotel
U.S. Highway 93
Boulder City, NV 89005
Facsimile No. (702) 293-7392

With a copy to:                    Bruce Hampton
Hacienda Hotel
U.S. Highway 93
Boulder City, NV 89005
Facsimile No. (702) 293-7392

and    Timothy J. Henderson
Henderson & Morgan, LLC
4600 Kietzke Lane, Suite K228
Reno, NV 89502
Facsimile No. (775) 825-7738

All notices, payments, requests, reports, information or demands so given shall be deemed effective on the first business day after transmission by industry standard facsimile machine, provided actual receipt of the transmission is confirmed by telephone, or, if mailed, upon receipt or the expiration of the fifth (5th) day following the date of mailing, whichever occurs first, except that any notice of change of address shall be effective only upon receipt by the party to whom said notice is addressed.

(d) None of the rights, powers and remedies conferred upon or reserved to Lender in this DRB Note are intended to be exclusive of any other available right, power or remedy, but each and every such right, power and remedy shall be cumulative and not alternative, and shall be in addition to every right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute. Any forbearance, delay or omission by Lender in the exercise of any right, power or remedy shall not impair any such right, power or remedy or be considered or taken as a waiver or relinquishment of the right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, any of said rights, powers and remedies given to Lender herein. The exercise of any right or partial exercise thereof by Lender shall not preclude the further exercise thereof and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Lender, as the case may be.

(e) All agree-ments, representations and warranties made herein shall survive the execution and delivery of the DRB Note.

(f) Time shall be of the essence of this DRB Note.

(g) This DRB Note is in all respects to be governed by the laws of the State of Nevada and if any action is taken to enforce the terms of this DRB Note such action shall be commenced and maintained within the State of Nevada, save and except for the enforcement of the Security Documentation to the extent such enforcement may, at the election of Lender be commenced and maintained in the State of Colorado.

(h) In no event shall Lender be deemed or construed to be joint venturer or partner of Borrower.

(i) In the event any one or more of the provisions contained in this DRB Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(j) If any action or proceeding is brought by any party against any other party under this DRB Note, the prevailing party shall be entitled to recover such costs and attorney's fees as the court in such action or proceeding may adjudge reasonable.

IN WITNESS WHEREOF, this Secured Promissory Note has been executed as of the date first hereinabove written.

BORROWER: CENTURY CASINOS, INC., a Delaware corporation By: /s/ Larry Hannappel _______________ Larry Hannappel, Senior Vice President